Exhibit 99.1

Marrone Bio Innovations Issues Shareholder Letter and Provides Operational Update

DAVIS, Calif., Oct. 19, 2020 — Marrone Bio Innovations, Inc. (NASDAQ: MBII) (“Marrone Bio”), an international leader in providing growers with sustainable bioprotection and plant health solutions to support global agricultural needs, today released a letter to shareholders from Chief Executive Officer, Kevin Helash.

Dear Shareholders:

As we close the third quarter, I wanted to take the opportunity to provide you with an update on our business and the steps we are taking to accelerate our path to profitability. In my first 60 days with the company, I have been impressed by the team and our collective passion for addressing our customers’ needs.

We are building a full-service biologicals organization with scope and capabilities across the highest growth segments in the industry. Our objective is to break out of a crowded and fragmented market and emerge as the clear leader in the biologicals space, with the financial and operational wherewithal to accelerate that position.

In our earnings release for the second quarter, we noted that we expect to drive additional revenue growth and international expansion in the second half of the year, with gross margins in line with our annual target in the mid-50% range. While we are rolling up the final numbers, the early indicators are that the quarter is tracking with our expectations.

As we have seen so far this year, growth is coming from multiple sources:

●	Expanded sales of the existing product line in core countries around the world;
●	Continued development of next-generation products and formulations; and
●	The addition of new product sales from our Pro Farm acquisition.

Longer-term, we believe growth also will come from the commercialization of a robust R&D pipeline — one that is selectively focused on novel and efficacious biologically based crop protection and crop input products.

As a team, we are planning for next year’s budget and are in the midst of a detailed review of the pipeline. Our objective has been to step back and identify the projects that have the greatest potential in terms of revenues, internal rates of return and net present values. We are focusing on three aspects of R&D:

●	One, the early wins – the development part of R&D – that deliver next-generation improvements in on-farm performance and cost of goods sold.
●	Two, mid-term products that have a high probability of success. These often are products already in field trials that build on our established presence in pest control, plant health and plant nutrition.
●	Three, longer-term novel research with early indicators of the potential to break new ground in terms of performance, market reach and revenues.

We’ll discuss the pipeline in more detail during our third-quarter earnings conference call, but I wanted to give you a preview of the discipline being applied to the process.

The same rigor is in place across the organization, with a relentless focus on operational excellence. We are committed to being brilliant at the basics. While revenues and gross profit are growing at a faster rate than operating expenses, there is room for improvement. Our team has been revisiting all aspects of the business to identify the areas that deserve investment because they drive growth with considerable returns.

Finally, I’d like to recognize the work that Jim Boyd, our CFO, has contributed to the company’s financial and operational discipline. Jim has announced his well-earned retirement, and leaves a legacy that will help guide our future success. Jim has agreed to stay with us as we go through the search and transition process with a new CFO, and we are grateful for his continuing contributions.

It has been a busy and productive two months, and as a team we are enthusiastic about the opportunities facing us today. The catalysts to achieve profitability have been clearly defined, and the path forward is being accelerated.

All the best,

Kevin Helash

Chief Executive Officer

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the views of Marrone Bio Innovations, Inc. (“MBI”) as of any subsequent date. Examples of such statements include statements regarding margins for the third quarter of 2020 and remainder of the year, MBI’s future financial results and revenue growth and plans for focusing the R&D pipeline. Such forward-looking statements are based on information available to MBI as of the date of this letter and involve a number of risks and uncertainties, some beyond MBI’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including the recent uncertainty in the global economy and industry-specific economy caused by the COVID-19 pandemic, consumer, regulatory and other factors affecting demand for MBI’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse decisions by regulatory agencies and other relevant third parties and any difficulty in integrating the acquired businesses. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the Securities and Exchange Commission. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise.

Company Contact:
Kevin Helash, Chief Executive Officer
Phone: 530-750-2800

info@marronebio.com

Investor Relations Contact:
Greg Falesnik or Luke Zimmerman
MZ Group – MZ North America
Phone: 949-385-6449
MBII@mzgroup.us